UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 29, 2020

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX	78215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-762-7293

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2020, Ecoark Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with one institutional investor (the “Purchaser”), pursuant to which the Company agreed to sell and issue, in a registered direct offering, 888,889 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) and warrants to purchase 888,889 shares of Common Stock (the “Warrants”), at a purchase price per share and per accompanying warrant of $9.00. The gross proceeds from the offering are expected to be approximately $8.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by the Company. The offering is expected to close on or about December 31, 2020, subject to the satisfaction or waiver of customary closing conditions.

The Purchase Agreement contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Purchase Agreement, subject to limited exceptions, each of the Company and its officers and directors agreed not to, and not to publicly disclose the intention to, sell or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, Common Stock, for a period ending 90 days after the date of the prospectus supplement for this offering.

The Warrants may be exercised at the price of $10.00 per share, from time to time beginning on the issuance date of such Warrants and expire on January 2, 2023.

The Company also entered into a letter agreement (the “Engagement Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as the exclusive placement agent for the Company in connection with the offering. The Company agreed to pay Wainwright a cash placement fee equal to 7.0% of the aggregate gross proceeds raised in the offering, a management fee of 1.0% of the aggregate gross proceeds raised in the offering, a non-accountable expense allowance of $35,000, $12,900 for the clearing expenses of the placement agent, and to reimburse the placement agent for its legal fees and other accountable expenses in the amount of $50,000. In addition, the Company has agreed to issue to the placement agent or its designees warrants to purchase up to 62,222 shares of Common Stock (which represents 7.0% of the aggregate number of shares of common stock issued in this offering) with an exercise price of $11.25 per share (representing 125% of the public offering price per share). Other than the exercise price thereof, the warrants to be issued to the placement agent have substantially the same terms and conditions as the Warrants to be issued to the investor in the offering.

The securities in the registered direct offering were issued pursuant to a prospectus supplement dated as of December 30, 2020 which was filed with the Securities and Exchange Commission (the “SEC”), in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-249532), originally filed with the SEC on October 16, 2020, as amended, which became effective on December 29, 2020, and the base prospectus included therein. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing descriptions of the Purchase Agreement, the Warrants, the Placement Agent Warrants, and the Engagement Agreement do not purport to be complete and are qualified in their entireties by reference to the full text of such documents, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A. relating to the validity of the shares of common stock issued in the offering is attached as Exhibit 5.1 hereto.

Item 7.01. Regulation FD.

On December 30, 2020, the Company issued a press release announcing the offering. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit

4.1	Form of Warrant
4.2	Form of Placement Agent Warrant
5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.
10.1	Form of Securities Purchase Agreement, dated December 29, 2020, by and between the Company and the Purchaser*
10.2	Engagement Agreement dated December 23, 2020 by and between the Company and H.C. Wainwright & Co., LLC
23.1	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A. (included in Exhibit 5.1)
99.1	Press Release, dated December 30, 2020

* Exhibits and/or Schedules have been omitted. The Company hereby agrees to furnish to the SEC upon request any omitted information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 30, 2020	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May Chief Executive Officer

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